  EXHIBIT 10.22

Summary of Compensation Arrangements With Ann Marie Cotter

In connection with Ann Marie Cotter’s appointment as Interim Chief Financial Officer, Zomedica Corp. (the “Company”) agreed to pay her a base salary of $200,000 per year. In June 2021, Ms. Cotter received an increase in base salary where her base salary was increased to $225,000 per year. Ms. Cotter is eligible to receive an annual bonus of 25% of her base salary. The bonus, if any, will be payable within sixty (60) days following the end of each fiscal year. Ms. Cotter is also eligible to participate in the Company’s stock option plan and it's employee benefit plans, including health and 401(k) plans, subject to any qualification period therefor. She is also entitled to the reimbursement of reasonable business expenses.